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                                                                  EXHIBIT 99.207

                         BLOCK FORWARDS MARKET KICKS OFF

As of June 10, 1999, California Power Exchange Energy Market Participants can purchase or sell blocks of energy on a month forward basis. The CAPX Account played a major role in establishing the information systems for the new Block Forwards Market for the California Power Exchange.

The market is similar to the futures trading market that occurs on Wall Street. The trades occur in monthly blocks of one or 25 megawatt-hours for up to 6 months into the future. In this market, CalPX Block Forwards Market participants can purchase or sell energy for a future month in order to mitigate the price variation risks in the daily energy market. The California Power Exchange would match buy bids with sell offers according to its protocols, execute the trades, if any, and settle with the parties.

For Example: an energy purchaser wants to purchase 25 megawatt-hours of electricity for the month of January 2000 to circumvent the expected high price of electricity in January 2000. This entity would place a bid of what they are willing to pay for the electricity on the Block Forwards Market in October 1999.

Meanwhile, energy sellers, who may want to lock in the price for generating electricity for the month of January 2000, posts the price at which they are willing to sell the electricity. If any of the prices and the amounts match, the Power Exchange would execute the trade and then settle with all parties.

The CAPX team has developed and implemented two critical subsystems for the CalPX Block Forwards market: Market Ticker and Settlement subsystem. The Ticker disseminates the real-time market information to the registered Market Participants, while the Settlements subsystem performs all the Settlements reporting and invoicing functions. These two subsystems were developed using rapid application development techniques and were delivered in less than three months.

The CAPX BFM team is lead by Shangyou Hao and consists of Hua Wan, Doug Workman, Nofan Jabr, Ning Yang, Bhavesh Vora, Vaibhav Nikal, and Rupert Bruce. Other Account members that assist this core team are Kully Morrero and Ashkan Kian.